UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 13, 2004

LEGG MASON, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Light Street, Baltimore, Maryland	21202

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(410) 539-0000

Not Applicable

(Former name or former address if changed since last report)

Item 5.	Other Events.

In response to inquiries Legg Mason, Inc. ("Legg Mason") has received regarding the deferred compensation, retention and phantom stock plans of its subsidiary Legg Mason Wood Walker, Incorporated ("LMWW"), Legg Mason is providing the following information:

(i) as of March 31, 2004 there were 2,190,152 shares of Legg Mason common stock, $0.10 par value per share ("Common Stock"), held in a trust pending distribution of phantom stock units granted to employees upon their deferral of (a) compensation in an aggregate amount of approximately $56.9 million and (b) subsequent dividends paid on phantom stock units in an aggregate amount of approximately $4.4 million under the LMWW Deferred Compensation/Phantom Stock Plan from its inception in 1988 through March 31, 2004, and

(ii) as of March 31, 2004 there were 1,204,149 shares of Common Stock held in a trust pending distribution of phantom stock units granted to employees upon their (a) deferral of compensation or receipt of the right to receive deferred bonuses in an aggregate amount of approximately $55.5 million and (b) deferral of subsequent dividends paid on phantom stock units in an aggregate amount of approximately $1.7 million under the LMWW Private Client Group Deferred Compensation Plan, the LMWW Financial Advisor Retention Plan, the LMWW Producing Branch Manager Retention Plan, the LMWW Key Employee Phantom Stock Agreements and the LMWW Professional Branch Manager Phantom Stock Agreements during the period from 1994 through March 31, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.
(Registrant)

Date: July 13, 2004	By:	/s/ Robert F. Price

Robert F. Price
Senior Vice President, Secretary
and General Counsel

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